Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Stephen Pearson (the “Executive”) and GUESS?, Inc., a Delaware corporation (the “Company”) on January 31, 2006 and shall be effective on the date that is the first day of the Executive’s employment with the Company (the “Effective Date”).

WHEREAS, the Company desires to provide for the service and employment of the Executive with the Company and the Executive wishes to perform services for the Company, all in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company hereby agree as follows:

Section 1.               EMPLOYMENT.  The Company does hereby employ the Executive and the Executive does hereby accept employment as Executive Vice President and Chief Supply Chain Officer of the Company.  In the Executive’s capacity as Executive Vice President and Chief Supply Chain Officer of the Company, the Executive shall be responsible for worldwide production, pre-production, technical services, quality control, sourcing and logistics (including warehouse operations and traffic) for the Company and all employees performing these responsibilities will report to the Executive in a manner consistent with the Company’s open door policy.  The Executive shall render such services on the terms set forth herein and shall report to the President and Chief Operating Officer of the Company.  The Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries and shall not engage in activities that interfere in any way with such performance.

Section 2.               TERM OF AGREEMENT.  Subject to Section 5 hereof, the term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through January 31, 2009.

Section 3.               LOCATION.  In connection with the Executive’s employment by the Company, the Executive shall be based at the headquarters of the Company in Los Angeles, California, except for required travel for the Company’s business.

Section 4.               COMPENSATION.

(a)           BASE SALARY.  Effective as of the Effective Date, the Company shall pay the Executive a base salary (“Base Salary”) at an initial rate of $450,000 per year, payable in accordance with the Company’s policies relating to salaried employees.  After twelve months of employment and annually thereafter, the Executive’s Base Salary may be increased in accordance with the Company’s policies relating to annual increases or as approved by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion.  So long as Executive is employed by the Company, the Base Salary may not be decreased.

(b)           GUARANTEED BONUS.  With respect to the 2006 calendar year, the Company shall pay to the Executive a guaranteed annual bonus of 50% of Executive’s Base Salary prorated from the Effective Date through the end of the calendar year (the “Guaranteed Bonus”), payable in accordance with the Company’s payment dates for annual bonuses provided that the Executive has been continuously employed with the Company from the Effective Date through the applicable payment date.

(c)           TARGET BONUS.  Commencing with the first full fiscal year of the Company (“Fiscal Year”) following the Effective Date, the Executive shall have the opportunity to earn a bonus (“Target Bonus”) for each Fiscal Year as recommended by the Compensation Committee in accordance with the Company’s Executive Incentive Program, as it may be amended or otherwise modified from time to time (the “EIP”); provided in each case that the Executive has been continuously employed with the Company from the Effective Date through the date such Target Bonus is paid by the Company pursuant to the terms of the EIP.  The amount of each Target Bonus shall be set by the Compensation Committee.

(d)           RESTRICTED STOCK AND STOCK OPTIONS.

(i)            Restricted Stock Grant.  Subject to the approval of the Compensation Committee, the Executive shall be granted 16,000 restricted shares of common stock of the Company (the “Restricted Stock”) on the date of the approval of the Restricted Stock by unanimous written consent of the Compensation Committee.  As a condition to receiving such grant of the Restricted Stock, the Executive agrees to pay to the Company in cash the aggregate amount of the par value of the Restricted Stock.  The Restricted Stock shall vest over a four year period as follows:  one-fourth of your Restricted Stock will vest on each anniversary date of the grant until fully vested; provided in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable vesting date.  Except as otherwise provided herein, the Restricted Stock shall be subject to such terms and conditions as generally apply to restricted stock granted to other senior executive officers who participate in the Company’s equity incentive plans as such terms and conditions are in effect on the Effective Date.

(ii)           Initial Option Grant.  Subject to the approval of the Compensation Committee, the Executive shall be granted an option (the “Initial Option”) to purchase 30,000 shares of common stock of the Company at a per share exercise price equal to the fair market value of the common stock of the Company on the date of the approval of the Initial Option by unanimous written consent of the Compensation Committee.  The Initial Option shall vest and become exercisable over a four year period as follows: one-fourth of your options will vest on each anniversary date of the grant until fully vested; provided in each case that the Executive has been continuously employed with the Company from the Effective Date through the applicable vesting date.  Except as otherwise provided herein, the Initial Option shall be subject to such terms and conditions, including provisions regarding post-termination exercisability, as generally apply to stock options granted to other senior executive officers who participate in the Company’s equity incentive plans as such terms and conditions are in effect on the Effective Date.

(e)           FRINGE BENEFITS.  The Executive shall be entitled to participate in any fringe, welfare and pension benefit and incentive programs adopted from time to time by the Company for the benefit of, and which generally apply to, its senior executive officers from time to time.  The Executive will receive four (4) weeks of paid vacation annually.  The Executive shall be eligible to participate in the Company-sponsored deferred compensation plan.

Section 5.               TERMINATION.

(a)           NOTICE OF TERMINATION.

(i)            “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated.

(ii)           Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof.

(b)           DATE OF TERMINATION.  “Date of Termination” shall mean:

(i)            if the Executive’s employment is terminated because of death, the date of the Executive’s death,

(ii)           if the Executive’s employment is terminated by the Company because of Disability, ten (10) days following the date on which the Notice of Termination is given, and

(iii)          if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be a date prior to the date such Notice of Termination is given.

(c)           ACCRUED AND UNPAID BENEFITS.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall receive:

(i)            any earned, but unpaid, Base Salary,

(ii)           any earned, but unpaid, Guaranteed Bonus for the 2006 calendar year,

(iii)          the cash equivalent of any accrued, but unused, vacation, and

(iv)          any accrued employee benefits, subject to the terms of the applicable employee benefit plans.

Notwithstanding anything contained in this Agreement (or any other plan, program or arrangement) to the contrary, following the termination of the Executive’s employment hereunder by the Company, by the Executive for Good Reason (as defined in Section 5(g)(iii) below), or pursuant to Section 5(d) below, the Executive shall receive any other cash bonus, if applicable, earned pursuant to the specific provisions of the EIP, provided the Executive has been continuously employed with the Company from the Effective Date through the last day of the applicable Fiscal Year.

(d)           DEATH.  In the event that the Executive’s employment hereunder is terminated by reason of the Executive’s death, the Company shall pay the amounts described in Section 5(c) above and all benefits payable to the Executive, if any, under the terms of the Company’s compensation and benefit plans, programs or arrangements.

(e)           DISABILITY.

(i)            “Disability” shall have the same meaning assigned to the same or a similar term pursuant to any long-term disability plan or policy of the Company in effect as of the Date of Termination.  If no such plan or policy is then in effect, “Disability” shall mean that as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for a period of three (3) consecutive months or for any one hundred eighty (180) days within any period of twelve (12) consecutive months and that, in either case, the Executive shall not have returned to the full-time performance of his duties within thirty (30) days following the Company’s delivery of a Notice of Termination pursuant to this Section 5(a).

(ii)           The Executive’s employment under this Agreement may be terminated by the Company or the Executive for Disability, subject to applicable law.

(iii)          During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay the Executive his Base Salary at the rate in effect at the commencement of such period of Disability, and the vesting of the Initial Option, Restricted Stock and other stock awards, if any, shall continue.

(iv)          Upon termination of the Executive’s employment for Disability, the Company shall pay all benefits payable to the Executive, if any, under the terms of the Company’s compensation and benefit plans, programs or arrangements.

(f)            TERMINATION FOR CAUSE.  The Company may terminate the Executive’s employment under this Agreement for Cause (as defined below) at any time.

(i)            As used herein, termination for “Cause” shall mean the occurrence of any of the following, as determined by a two-thirds majority of the members of the Board:

(A)          the willful failure, neglect or refusal by the Executive to perform his duties hereunder or to follow the instructions of the Board;

(B)           any willful or grossly negligent act, or commission of a felony or misdemeanor, by the Executive that a two-thirds majority of the members of the Board determines may have the effect of materially injuring (monetarily or otherwise) the business or reputation of the Company or its subsidiaries or their affiliates or any division thereof;

(C)           the conviction of the Executive of (or the pleading by Executive of guilty or nolo contendre to) any misdemeanor involving fraud or embezzlement or any felony;

(D)          any misappropriation or embezzlement of the property of the Company or its subsidiaries or their affiliates (whether or not a misdemeanor or felony); and

(E)           a material breach by the Executive of any covenant in this Agreement.

(ii)           The Company shall notify the Executive of any event or circumstance described in subsection (i) above, and, if curable, the Executive shall have thirty (30) days following such notice within which to cure such event or circumstance.  If such event or circumstance is not cured within such period, the Company may terminate the Executive for Cause at any time following the end of such period or, if, after providing Executive the opportunity to be heard, the Board determines such event or circumstance is not curable, at any time after such notice and hearing.

(iii)          In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company, except for payment of the amounts described in Section 5(c) above.

(g)           TERMINATION BY THE EXECUTIVE.

(i)            For Good Reason.  The Executive may terminate his employment hereunder for Good Reason (as defined below).

(ii)           Without Good Reason.  Except as provided in clause (iii) below, the Executive may terminate his employment hereunder voluntarily without Good Reason upon at least six (6) months’ prior notice to the Company.

(iii)          “Good Reason”.

(A)          The Executive shall have “Good Reason” to terminate his employment hereunder upon a failure by the Company to substantially comply with any material provision of this Agreement, without the Executive’s consent, that has not been cured within thirty (30) days after written notice of such noncompliance has been given by the Executive to the Company.

(B)           Failure by the Company to substantially comply with any material provision of this Agreement shall mean:

(1)           an action by the Company resulting in a diminution of the Executive’s Base Salary,

(2)           any reduction in the Executive’s Base Salary then in effect or the failure to pay any other compensation described in Section 4 hereof or Schedule 1 hereto that is due and payable to the Executive,

(3)           the Executive being required by the Company to be based at any office or location outside the Los Angeles, California metropolitan area, or

(4)           any failure by the Company or any successor of the Company to comply with and satisfy Section 17 hereof, including any failure by any such successor to adopt and be bound by this Agreement.

Section 6.               SEVERANCE.

(a)           UPON TERMINATION.  If the Company terminates the Executive’s employment with the Company for any reason other than (i) the Executive’s death or Disability or (ii) for Cause, or if the Executive terminates his employment with the Company for Good Reason, the Executive shall receive severance for the longer of twelve (12) months or the remainder of the Term (the “Severance Period”).   During the Severance Period, the Company shall pay to the Executive on an annualized basis the Executive’s Base Salary then in effect payable in accordance with the Company’s policies relating to salaried employees.

(b)           SUBSEQUENT EMPLOYMENT.  As a condition to receiving any payments or benefits pursuant to Section 6(a), the Executive agrees to notify the Company if he is employed as an employee or engaged as an independent contractor during the Severance Period.  If the Executive’s base salary with such subsequent employer or such subsequent engagement is equal to or greater than his Base Salary in effect on the termination date, payments due under Section 6(a) shall terminate.  If such subsequent base salary is lower than the Executive’s Base Salary at termination, the Company will continue to pay the Executive the difference in compensation for the remainder of the Severance Period.

(c)           RELEASE OF EMPLOYMENT CLAIMS.  The Executive agrees, as a condition to receipt of the payments and benefits provided for in this Section 6, that he will execute a release agreement, in a form satisfactory to the Company, releasing any and all claims arising out of the Executive’s employment (other than enforcement of this Agreement and the Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement).

Section 7.               CONFIDENTIALITY; NON-SOLICITATION.

(a)           CONFIDENTIALITY.  “Confidential Information” shall mean non-public information about the Company and its subsidiaries or their affiliates, and their respective clients and customers that is not disclosed by the Company or its subsidiaries for financial reporting purposes and that was learned by the Executive in the course of his employment with the Company, including, without limitation, any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes and records (including computer records) of the documents containing such Confidential Information.  Confidential Information does not include information regarding the Executive’s own compensation and benefits.

(i)            The Executive acknowledges that in his employment with the Company, he will occupy a position of trust and confidence.  The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information.

(ii)           The Executive acknowledges that all Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries, and that such Confidential Information gives the Company and its subsidiaries a competitive advantage.  The Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by or on behalf of or for the benefit of the Company and its subsidiaries or their affiliates or prepared by the Executive during the term of his employment by the Company, but excluding documents relating to the Executive’s own compensation and benefits.

(b)           NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS.  During the Executive’s employment with the Company and during the Severance Period, if any (and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for a period of twenty-four (24) months following the Date of Termination), the Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or their affiliates to divert their business to any business, individual, partner, firm, corporation or other entity that is then a direct competitor of the Company or its subsidiaries or their affiliates (each such competitor, a “Competitor of the Company”); provided, however, that if the Executive is employed by customers or suppliers of the Company following his termination of employment the normal execution of his duties in connection with such employment shall not constitute a violation of this Section 7(b).

(c)           NON-SOLICITATION OF EMPLOYEES.

(i)            The Executive recognizes that he will possess confidential information about other employees of the Company and its subsidiaries or their affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company and its subsidiaries or their affiliates.

(ii)           The Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its subsidiaries in developing their business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its subsidiaries.

(iii)          The Executive agrees that, during the Executive’s employment with the Company and during the period in which payments are made to the Executive during the Severance Period, if any (and, in the event of a termination by the Company for Cause or by the Executive other than for Good Reason, for a period of twenty-four (24) months following the Date of Termination) he will not, directly or indirectly, solicit or recruit any employee of the Company or its subsidiaries or their affiliates for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its subsidiaries or their affiliates to any other person.

(d)           REMEDIES.  In the event of a breach or threatened breach of this Section 7, the Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.  Without limiting the foregoing and in addition to whatever other rights and remedies the Company may have at equity or in law, if the Executive breaches any of the provisions contained in this Section 7, all benefits and payments payable pursuant to Section 7 hereof shall cease and all outstanding stock options, Restricted Stock or other stock awards shall be forfeited.

(e)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 7 shall, to the extent provided in this Section 7, survive the termination or expiration of the Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

Section 8.               NO VIOLATION OF THIRD-PARTY RIGHTS.

(a)           The Executive hereby represents, warrants and covenants to the Company that the Executive:

(i)            shall not, in the course of his employment or his consultancy with the Company, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets or other proprietary rights);

(ii)           is not a party to any agreements with third parties that prevent him from fulfilling the terms of employment and the obligations of this Agreement or which would be breached as a result of his execution of this Agreement; and

(iii)          agrees to respect any and all valid obligations which he may now have to prior employers or to others relating to confidential information, inventions or discoveries which are the property of those prior employers or others, as the case may be.

(b)           The Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including, without limitation, attorney fees) to which the Company may be subjected by virtue of a breach by the Executive of any of the foregoing representations, warranties and covenants.

Section 9.               RELOCATION EXPENSES.  The Executive shall be entitled to the relocation benefits described in Schedule 1 hereto.

Section 10.             REIMBURSEMENT FOR LEGAL FEES.  The Company shall reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement; provided that the aggregate amount of such reimbursement shall not exceed $5,000 and the Executive has furnished to the Company evidence satisfactory to the Company relating to such legal fees and expenses.

Section 11.             WITHHOLDING; OFFSET.

(a)           The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

(b)           The Company shall have the right to offset any amounts that are due and payable to the Company by the Executive upon or after the Executive’s termination of employment with the Company for any reason from any amounts due to the Executive pursuant to this Agreement; provided, however, that the Company may not offset any amounts payable by the Executive to the Company in connection with any breach of contract or breach of fiduciary duty claim that has not been entered as a judgment.

Section 12.             NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by hand, facsimile or first-class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a facsimile to the respective persons named below:

(a)           If to the Company:               GUESS ?, Inc.

1444 South Alameda Street

Los Angeles, California 90021

Attention:  Carlos Alberini

Facsimile: 213-765-0911

(b)           If to the Executive:               Stephen Pearson

Either party may change such party’s address for notices by notice duly given pursuant hereto.

Section 13.             DISPUTE RESOLUTION; ATTORNEYS’ FEES.  The Company and the Executive agree that any dispute arising as to the parties’ rights and obligations hereunder, other than with respect to Section 7 hereof, shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association then in effect.  Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 7 hereof), to reasonable attorneys’ fees based on a determination by the arbitrator (or, with respect to Section 7 hereof, the court) of the extent to which each party has prevailed as to the material issues raised in determination of the dispute.

Section 14.             GOVERNING LAW.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California, without regard to its conflicts of law principles.

Section 15.             TERMINATION OF PRIOR AGREEMENTS.  This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to the Executive’s employment and compensation by the Company.

Section 16.             WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

Section 17.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity or any similar event, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

Section 18.             SEVERABILITY.  Except as provided in Section 7(e) hereof, in the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as little as possible to give as much effect as possible to the intentions of the parties under this Agreement.

Section 19.             HEADINGS.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.             COUNTERPARTS.  This Agreement may be executed in counterparts (including counterparts delivered by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 21.             REPRESENTATION BY COUNSEL; INTERPRETATION.  Each party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement.  Any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto signed this Agreement on the date first above written.

GUESS ?, INC.

/s/ Carlos Alberini	2/9/06
By:	Carlos Alberini
Title: President and Chief Operating Officer

/s/ Stephen Pearson	2/9/06
STEPHEN PEARSON

SCHEDULE 1

RELOCATION POLICY

1.  Reimbursement for Relocation Expenses.  The Company shall reimburse the Executive in accordance with the Company’s relocation policy for the Executive’s reasonable relocation-related costs and expenses; provided that the Executive has furnished to the Company evidence satisfactory to the Company relating to such costs and expenses.

2.  Miscellaneous.  The Company shall provide Executive with temporary corporate housing for up to one hundred eighty (180) days from the Effective Date and shall provide or reimburse Executive for up to five round-trip coach airfare tickets and up to 5 one-way coach airfare tickets for relocation purposes.

3.  Tax Gross Up.  The Company shall provide to Executive a tax “gross up” equivalent to the income tax liability he incurs with respect to the payments and reimbursements contemplated in these provisions 1, 2 and 3 of this Schedule 1, such that the net effect on Executive shall be that he does not pay any income tax on such contemplated payments and reimbursements.